

MINES DIVISION
Ministry of Mineral Resources
ORIGINAL

NO:11/2012

SIERRA LEONE GOVERNMENT

THE MINES AND MINERALS ACT

CERTIFICATE OF REGISTRATION

I **JONATHAN A. SHARKAH** Acting Director of Mines for the State of Sierra Leone

HEREBY CERTIFY THAT **GOLD AND GEMSTONE MINING (SL) LIMITED** of No:28 **FUDIA TERRACE, OFF SPUR LOOP WILBERFORCE, FREETOWN** incorporated and/or registered in **FREETOWN-SIERRA LEONE** have fulfilled the Provision of the Mines and Minerals Act, is registered as a Company to participate in small-scale mining in Sierra Leone during the period **18TH SEPTEMBER, 2012,** to **17TH SEPTEMBER, 2013**

Given under my hand this **18TH** Day of **SEPTEMBER, 2012**

Registration Fee: - **US$1,000**

NRA Receipt No: NTR **6047571**

MINES DIVISION
Ministry of Mineral Resources

....
Director of Mines